EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of COMSYS IT Partners, Inc. and to the incorporation by reference therein of our report dated March 19, 2004 (except Note 15, as to which the date is August 18, 2004), with respect to the consolidated financial statements of COMSYS Holding, Inc. included in the proxy statement of Venturi Partners, Inc. dated September 7, 2004.

/s/ Ernst & Young LLP

Houston, Texas
October 29, 2004